QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/x/	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
IOMEGA CORPORATION
(Name of Registrant as Specified In Its Charter)
IOMEGA CORPORATION
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Preliminary Copies

, 2001

To Our Shareholders:

It is our pleasure to invite you to the 2001 Annual Meeting of Shareholders of Iomega Corporation. The meeting will be held on Wednesday, May 2, 2001 at 10:00 a.m., local time, at the Ogden Eccles Conference Center located at 2415 Washington Boulevard, Ogden, Utah.

The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be transacted at the meeting. We are also pleased to present Iomega's 2000 Annual Report, which will give you an update with respect to our accomplishments during 2000 and our plans and challenges for 2001.

To assure proper representation of your shares at the meeting, please take a moment to vote by phone, via the Internet or by using the enclosed proxy card, at your earliest convenience.

Thank you for your ongoing support and continued interest in Iomega Corporation.

Sincerely yours,

Bruce R. Albertson President and Chief Executive Officer

Iomega Corporation  1821 West Iomega Way  Roy, Utah 84067  tel. 801-332-1000

Preliminary Copies

IOMEGA CORPORATION
1821 West Iomega Way
Roy, Utah 84067

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on Wednesday, May 2, 2001

The 2001 Annual Meeting of Shareholders of Iomega Corporation will be held at the Ogden Eccles Conference Center located at 2415 Washington Boulevard, Ogden, Utah on Wednesday, May 2, 2001 at 10:00 a.m., local time. At the meeting, shareholders will act on the following matters:

  1.
  Approval of amendments to Iomega's Certificate of Incorporation and By-Laws eliminating Iomega's classified Board of Directors;

  2.
  Election of three Class I directors, each for a term of three years, or, in the event the amendments to Iomega's Certificate of Incorporation and By-Laws are approved, election of nine directors for a one-year term;

  3.
  Ratification of the selection of Arthur Andersen LLP as Iomega's independent auditors for the current year; and

  4.
  Any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders of record at the close of business on March 9, 2001 are entitled to vote. Your vote is important regardless of the number of shares that you own. Kindly sign, date and return the enclosed proxy card, or follow the instructions provided for voting by phone or the Internet.

                      By order of the Board of Directors,

                      Richard M. Marsh
                       Acting General Counsel and Secretary

Roy, Utah
            , 2001

TABLE OF CONTENTS

General Information About the Meeting	1
Item One — Amendment to Certificate of Incorporation and By-Laws	3
Item Two — Election of Directors	4
Stock Ownership Information	10
Corporate Governance	12
Director Compensation	16
Executive Compensation	18
Stock Performance Graph	24
Management Development and Compensation Committee Report on Executive Compensation	25
Item Three — Ratification of Selection of Auditors	29
Audit Committee Report	30
Additional Information	30
Annex: Audit Committee Charter	A-1

 PLANNING TO ATTEND THE MEETING?

If you plan to attend the meeting and are a record holder, please check the appropriate box on the enclosed proxy card. If your shares are held for you in the name of a broker or other nominee, which is commonly referred to as holding shares in "street name," please bring a statement from your broker showing your holdings. Seating at the meeting will be on a first-come, first-served basis. If you have any questions about the meeting, please call our Investor Information Line (1-801-332-3585). Photographs will be taken at the meeting for use by Iomega, and we may use these photographs in publications. If you attend the meeting, permission to use your picture will be assumed. The Ogden Eccles Conference Center is handicap accessible. If you require any special arrangements, please call our Investor Information Line.

The meeting will be webcast on our Internet home page at www.iomega.com. The webcast will be audio only and people accessing the webcast will not be able to ask questions or otherwise participate during the meeting.

Our proxy statement and annual report mailing is only one of the ways that we try to reach our shareholders. Please remember that there are other avenues for communication open to you throughout the year, including:

  •
  the "About Iomega" section of our Internet home page (www.iomega.com), and

  •
  our Investor Information Line (1-801-332-3585).

PROXY STATEMENT — 2001 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement contains information about the 2001 Annual Meeting of Shareholders of Iomega Corporation. The meeting is scheduled to be held on Wednesday, May 2, 2001, beginning at 10:00 a.m., at the Ogden Eccles Conference Center, located at 2415 Washington Boulevard, Ogden, Utah.

This proxy statement is furnished in connection with the solicitation of proxies by Iomega's Board of Directors. Our 2000 Annual Report was first mailed to shareholders, along with these proxy materials, on or about        , 2001.

GENERAL INFORMATION ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act upon the matters outlined in the notice of meeting accompanying this proxy statement, including amendments to Iomega's Certificate of Incorporation and By-Laws eliminating the classified board of directors, the election of directors and ratification of Iomega's independent auditors. In addition management will report on Iomega's performance during 2000 and respond to questions from shareholders.

Who can vote?

In order to vote, you must have been a shareholder of record at the close of business on March 9, 2001 (which is referred to as the "record date"). If your shares are owned of record in the name of a broker or other nominee, you should follow the voting instructions provided by your nominee.

On the record date, there were            shares of Iomega's common stock issued, outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter to be voted upon.

How do I vote?

You may vote by completing and returning the enclosed proxy or by voting in person at the meeting. In addition, you may be able to vote by phone or via the Internet, as described below.

Your Vote Is Important.  Whether or not you plan to attend the meeting, please take the time to vote. Votes may be cast:

  •
  by traditional paper proxy card;

  •
  by phone;

  •
  via the Internet; or

  •
  in person at the meeting.

Please take a moment to read the instructions, choose the way to vote that you find most convenient and cast your vote as soon as possible.

Voting by Proxy Card.  You may vote by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on any of the matters described in this proxy statement, your proxy will be voted "FOR" that matter.

You may revoke your proxy at any time before its exercise by delivering a written revocation or a subsequently dated proxy to the Secretary of Iomega or by voting in person at the meeting.

Voting by Phone or via the Internet.  If you are a shareholder of record (that is, if your stock is registered with Iomega in your own name), you may vote by phone, or through the Internet, by following the instructions included with your proxy card. If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program provided through ADP Investor Communication Services that allows you to vote by phone or the Internet. If so, the voting form your nominee sent you will provide phone and Internet voting instructions.

The last vote you submit chronologically (by any means) will supersede your prior vote(s). Also, if you vote by phone or the Internet, and later decide to attend the annual meeting, you may cancel your previous vote and vote in person at the meeting.

The deadline for voting by phone or through the Internet as a shareholder of record is 6:00 p.m., EDT, on May 1, 2001. For shareholders whose shares are registered in the name of a broker or other nominee, please consult the voting instruction provided by your broker for information about the deadline for voting by phone or through the Internet.

Voting in Person.  If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting. Attendance at the meeting will not, by itself, result in the revocation of a previously submitted proxy. Even if you are planning to attend the meeting, we encourage you to submit your proxy in advance to ensure the representation of your shares at the meeting.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued and outstanding on the record date and entitled to vote, or at least            shares.

Shares of common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for purposes of determining whether a quorum exists.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required to approve each item?

Amendment to Certificate of Incorporation and By-Laws.  The affirmative vote of the holders of at least 80% of the shares of common stock outstanding on the record date (that is, at least      shares) is required to approve the amendments to the Certificate of Incorporation and By-Laws.

Election of Directors.  The nominees receiving the highest number of votes, whether or not a majority of the total number of votes cast, will be elected.

Ratification of Auditors.  The affirmative vote of the holders of a majority of the shares of common stock voting on the matter is required to approve the ratification of the selection of Arthur Andersen LLP as our independent auditors for fiscal 2001.

How will votes be counted?

Shares that (1) abstain from voting on a particular matter or (2) are held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote on a particular matter ("broker non-votes") will not be voted in favor of that matter. Accordingly, abstentions and broker non-votes will have the same effect as a vote against the amendments to Iomega's Certificate of Incorporation and By-Laws. Abstentions and broker non-votes will have no effect on the outcome of the other proposals scheduled to be considered at the meeting.

Are there other matters to be voted on at the meeting?

The Board of Directors does not know of any other matters which may come before the meeting. Under Iomega's bylaws, the deadline for shareholders to notify Iomega of any proposals or director nominations to be presented for action at the annual meeting has passed. If any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment.

ITEM ONE — AMENDMENT TO CERTIFICATE OF INCORPORATION AND BY-LAWS ELIMINATING THE CLASSIFIED BOARD OF DIRECTORS

THE FIRST AGENDA ITEM TO BE VOTED ON IS THE AMENDMENT TO IOMEGA'S CERTIFICATE OF INCORPORATION AND TO IOMEGA'S BY-LAWS ELIMINATING THE CLASSIFIED BOARD OF DIRECTORS. THE BOARD RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

Iomega's Board of Directors is currently divided into three classes, with one class being elected each year and the members of each class elected for three-year terms. The proposed amendments to Iomega's Certificate of Incorporation and By-Laws would eliminate the classified board of directors. If this proposal is approved, all directors would serve for a one-year term expiring at the annual meeting held in the year following their election and all directors would be required to stand for re-election at each annual meeting of shareholders.

The Board of Directors continuously reviews Iomega's corporate governance provisions, including annual review and adoption of a corporate governance policy, a copy of which is included in the Corporate Governance section of this proxy statement. At a meeting in February 2001, the Board reviewed the classified board provisions that Iomega has had in place since 1997 and determined that it would be in the best interests of Iomega and its shareholders to eliminate the classified Board of Directors and, in its place, to provide for the annual election of the entire Board. In reaching its determination, the Board took into consideration the following factors:

  •
  the Board's belief that it is desirable, as part of the director nomination process, for the Board to have the opportunity to assess the contributions of all directors annually, and not just of those whose three-year term is scheduled to expire, so that the Board's composition can be appropriately adjusted to address Iomega's evolving needs;

  •
  shareholder perception of classified board provisions, including the fact that classified boards may have the appearance of being self-serving, regardless of the motivation for their adoption; and

  •
  the Board's belief that it is appropriate for stockholders to have the opportunity on an annual basis to vote on the election of all members of the Board of Directors.

The Board also took into consideration the benefits provided by classified boards, including added continuity in management, facilitation of long-range planning and deterrence against unsolicited takeover proposals that are inadequate or unfair. The Board, however, determined that, at this time, these benefits were outweighed by the other considerations listed above. Therefore, the Board voted to recommend to the shareholders that they approve the amendments contemplated by this proposal.

Approval of this proposal will constitute approval of (1) an amendment to Iomega's Certificate of Incorporation deleting in its entirety existing Article Eleven, which contains the provisions authorizing and implementing the classified board, and (2) an amendment of Section 6.3 of Iomega's By-Laws eliminating the current requirement for an 80% vote of the shareholders to amend Sections 2.2, 2.3, 2.4 and 2.13 of Article 2 of Iomega's By-Laws, which are the provisions of the bylaws implementing the current classified board and related provisions, including the current limitation on the right of shareholders to remove directors without cause. If this proposal is approved by the shareholders, the Board of Directors will adopt new bylaws providing for the annual election of directors and permitting the removal of directors with or without cause by holders of a majority of the shares then entitled to vote at an election of directors.

ITEM TWO — ELECTION OF DIRECTORS

THE SECOND AGENDA ITEM TO BE VOTED ON IS THE ELECTION OF THREE CLASS I DIRECTORS OR, IF THE FIRST AGENDA ITEM IS APPROVED, THE ELECTION OF NINE DIRECTORS. THE BOARD HAS NOMINATED THREE PEOPLE AS CLASS I DIRECTORS AND NINE PEOPLE AS DIRECTORS, EACH OF WHOM IS CURRENTLY SERVING AS A DIRECTOR OF IOMEGA, AND RECOMMENDS THAT YOU VOTE FOR SUCH NOMINEES.

The Board of Directors currently consists of nine directors, three of whom are Class I Directors (with terms expiring at the 2001 Annual Meeting), three of whom are Class II Directors (with terms expiring at the 2002 Annual Meeting) and three of whom are Class III Directors (with terms expiring at the 2003 Annual Meeting).

If the shareholders approve the proposed amendment to Iomega's Certificate of Incorporation and By-Laws eliminating Iomega's classified Board of Directors, as described in Item One above, the persons named in the enclosed proxy will vote to elect the three nominees for Class I Directors and all of the current Class II and Class III Directors, as directors for terms ending at the 2002 Annual Meeting of Shareholders, unless you withhold authority to vote for any or all of the nominees by marking the proxy to that effect. If the shareholders do not approve the proposed amendment, the persons named in the enclosed proxy will vote to elect the three nominees for Class I Directors as Class I Directors for terms ending at the 2004 Annual Meeting of Shareholders, unless you withhold authority to vote for any or all of the nominees by marking the proxy to that effect. Each of the nominees has indicated his willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors.

NOMINEES FOR CLASS I DIRECTORS

David J. Dunn
Director since 1980

Mr. Dunn, 70, was raised in Brooklyn, New York. After graduating from high school, he worked briefly and then went on active duty in the Marine Corps in the summer of 1950. Through the Marine Corps, he won a competitive appointment to the United States Naval Academy, which he entered in 1951 and from which he graduated in 1955. After four years of additional service in the Marine Corps, Mr. Dunn resigned in 1959 to commence work on his master of business administration at Harvard Business School, from which he graduated in 1961. A "High Distinction" graduate, Mr. Dunn was also selected as a Baker Scholar.

Following graduation, Mr. Dunn worked for one year with G. H. Walker & Co. as an investment banker. In the summer of 1962, he joined J. H. Whitney & Co., a venture capital firm, where he became a partner in 1966. He resigned from Whitney in 1970 to organize Idanta Partners Ltd., a venture capital firm, of which he has been managing partner from its inception to the present time. As a venture capitalist, Mr. Dunn has participated in the financing of many companies and served on numerous boards. He provided start-up capital for Storage Technology Corporation and was a director of that company for more than 15 years, from its start-up phase through the point where it was generating substantially more than $1 billion a year in annual revenue.

Idanta Partners also provided all of the outside start-up capital for Prime Computer and Mr. Dunn served as Chairman of Prime from its inception for more than 15 years, at which time its annual sales were more than $1 billion. Mr. Dunn's firm invested all of the outside capital for the start-up of Iomega and he has been Chairman of the Board of Iomega since Iomega's incorporation in 1980.

Mr. Dunn served as President and Chief Executive Officer of Iomega from August 1999 to November 1999 when Mr. Albertson was named President of Iomega. Mr. Dunn continued to serve as Chief Executive Officer until Mr. Albertson assumed the position of Chief Executive Officer in January 2000. Mr. Dunn agreed to serve as President and Chief Executive Officer only while a search for a president and chief executive officer was being conducted.

 Werner T. Heid
Director since 2000

Mr. Heid, 42, was raised in Germany. Mr. Heid is executive vice president, worldwide marketing, product strategy and Americas of InFocus, Inc., a Oregon corporation. Previously, Mr. Heid was President of Proxima Corporation, a Delaware corporation. His experience includes marketing, brand management, division management, and product launches to domestic and international markets.

Prior to joining Proxima in 1998, Mr. Heid held a variety of management positions over 12 years at Hewlett Packard Corporation, a Delaware corporation ("HP"), including European marketing manager for HP Europe's Business Unit LaserJet Solutions Combined Company & InkJet Supplies. In 1997 he was the top ranked marketing manager in HP's Consumer Products Combined Company.

Mr. Heid holds a degree from Humboldt, Konstanz, Germany and a master of electrical engineering degree from the University of Karlsruhe, Germany.	[PHOTO]

James E. Sierk
Director since 1997

Mr. Sierk, 62, was raised in western New York. After graduation from the Warsaw High School he attended Rutgers University on an athletic scholarship. He graduated with a Bachelor of Science degree in chemistry in 1960 and immediately entered the Marine Corps as an infantry officer. He served in the U.S. and Southeast Asia and attained the rank of captain. After his active Marine Corps service, Mr. Sierk attended Rensselaer Polytechnic Institute and received a master's degree from the School of Industrial Management Engineering.

Following graduation, Mr. Sierk joined Xerox Corporation, then a $300 million company. He held operations positions in manufacturing and product development and was named to be the first vice president of materials management in 1972. Subsequent positions included responsibility for U.S. manufacturing operations and operations in the Far East and the Americas. In 1989, he was named to lead Xerox's successful effort to win the Malcolm Baldridge National Quality Award. In 1991, Mr.  Sierk joined AlliedSignal as the senior vice president of quality and productivity and a member of the Leadership Committee. During the subsequent seven years he led the change processes, including Six Sigma, which allowed the senior management team to transform the company. By his retirement in late 1997, he had been responsible for the functional leadership of materials management, marketing, manufacturing, information technology, centralized business services, research and technology, and quality.

Sierk served as interim President and Chief Executive Officer of Iomega from March through October 1998 while a search for a president and chief executive officer was underway. He serves as a director for Ames Rubber Corporation. Mr. Sierk is an active member of various civic and professional organizations including the Malcolm Baldridge National Quality Award Board of Overseers. The Secretary of Commerce has appointed him to successive positions as a judge, chairman of the judges' panel, an overseer, and as chairman of the board of overseers of this national business excellence award.

CLASS II DIRECTORS

Bruce R. Albertson
Director since November 1999

Mr. Albertson, 55, was raised in Florida. He attended the University of Miami and was awarded a bachelor of business administration degree in 1971. In 1973, he received a master's degree in business from Florida International University.

Albertson began his career at General Electric Company ("GE") in 1973. Mr. Albertson served GE in various senior sales and marketing capacities for more than 25 years, most recently as vice president, worldwide marketing and product management, GE Appliances. From 1993 until his retirement in mid-1998, Mr. Albertson also was an officer of GE. During his tenure at GE, he led several key growth and brand-building initiatives. From 1992 to 1996, he spearheaded GE Appliances' move into Asia. He developed that business into an enterprise contributing significant volumes and profits to the GE Appliances Division. In 1996, he was promoted to vice president, worldwide marketing and product management, GE Appliances, where he was responsible for the division's worldwide marketing efforts. In this role, he developed GE's "Profile Plus" which further extended GE Appliances into the high-end appliance market. Previously, in 1993, he launched the "Profile" brand, one of the fastest-growing brands in the appliance industry. Mr. Albertson also led GE's entrance into the private label/original equipment manufacturer business that increased GE's appliance market share and generated significant volumes from Sears and other companies.

Mr. Albertson was elected President, Chief Operating Officer and Director of Iomega in November 1999. In January 2000, he was elected President and Chief Executive Officer.

Jonathan S. Huberman
Director since November 1999

Mr. Huberman, 35, was raised in Washington, D.C. He graduated from Princeton University with a degree in computer science in 1988 and received his master of business administration degree at the Wharton School of Business in 1992. Since 1997, Mr. Huberman has been a general partner of Idanta Partners Ltd., a private venture capital partnership making strategic investments in public and private enterprises primarily in the high-tech and healthcare sectors. Prior to joining Idanta Partners Ltd. in 1995, Mr. Huberman was a case leader with the Boston Consulting Group ("BCG"), a strategy management consulting firm. At BCG, he focused on the high technology and consumer products industries and advised clients on issues such as corporate and business unit strategy, marketing strategy, new product development and reengineering. From 1988 to 1990, he was a marketing manager at Cray Research, Inc.

In addition to Iomega, Mr. Huberman serves as director for Boxer Cross, Inc., Engineous Software, Torrex Corporation, Urbanite Network and Viagate Technologies.

John M. Seidl
Director since February 1999

Mr. Seidl, 61, was raised in Wisconsin and Ohio. He is a graduate of the United States Military Academy at West Point and has both a masters of public administration degree and a doctorate in political economy and government from Harvard University.

From 1961 to 1971, Mr. Seidl served in the United States Air Force where he advanced from second lieutenant to captain. As a captain, he was an assistant professor in the department of social sciences at West Point from 1968 to 1971. Mr.  Seidl served as a deputy assistant secretary in both the departments of Health, Education and Welfare and Interior. Mr. Seidl was a member of the economic and public management faculty at Stanford University's graduate school of business from 1974 to 1978.

Mr. Seidl held various executive management positions with subsidiaries of The Natomas Company, a diversified energy company with international operations in Indonesia, the U.K., the U.S., Canada, and several other countries from 1977 through 1983. From 1984 to 1989, Mr. Seidl held various executive positions, including president, chief operating officer and director of Enron Corp., an international energy company formed in 1985 from the merger of Houston Natural Gas Corporation and InterNorth, Inc. Mr. Seidl is the former president and a former director of MAXXAM, Inc., which is a majority owner of Kaiser Aluminum, and the parent company of Pacific Lumber Company and MAXXAM Property. From 1989 to 1992, he served as chairman and chief executive officer of Kaiser Aluminum, and from 1990 to 1992, he was chairman and chief executive officer of Pacific Lumber and chairman of MAXXAM Property Company.

After a brief retirement in 1993, Mr. Seidl joined CellNet Data Systems, Inc., a provider of low-cost wireless data network services to the utility industry. An asset acquisition of CellNet Data Systems, Inc. by Schlumberger Resource Management Services, a business unit of Schlumberger Limited was consummated in August 2000 through a Chapter 11 filing and after approval by the Bankruptcy Court. Mr. Seidl served as chairman, president and chief executive officer of CellNet from 1994 through May 1999. Mr. Seidl is chairman of Language Line Services, Inc., a California based company, and Chairman of MyHomeKey.com, a San Francisco based Internet start-up company aimed at providing home management services.

Mr. Seidl is a director of the Denver, Colorado-based St. Mary's Land and Exploration Company, a member of the endowment board, and former board member of the Oregon Shakespeare Festival, and a member of the Corporate Council, The Conservation Fund. He is a former chairman and president of the Houston Grand Opera, and a former member of the board of governors of the Nature Conservancy of Arlington, Virginia.

CLASS III DIRECTORS

Robert P. Berkowitz
Director since 1983

Mr. Berkowitz, 65, was born in Brooklyn, New York and raised in Boston, Massachusetts. After graduating from Boston English High School, he attended Northeastern University where, as a cooperative student, Mr. Berkowitz worked for the U.S. Navy in Patuxent River, Maryland and Raytheon Labs in Bedford, Massachusetts.

After graduating from Northeastern University in 1959 with a bachelor of science degree in mechanical engineering, he worked until 1968 for the Laboratory of

Electronics that designed, developed and produced the Doppler navigation system for the F-105 fighter-bomber aircraft. In 1961, he joined Computer Control Company. For the next ten years, Mr. Berkowitz held a series of assignments with Computer Control Company, including the mechanical design and manufacture of the on-board computer for the NASA Mariner 4 Mars space mission, and the manufacture of satellite subsystems. In 1964, Honeywell Corporation acquired Computer Control Company. Mr.  Berkowitz's last assignment with Honeywell was as plant manager, responsible for the production of its minicomputer systems.

Mr. Berkowitz resigned from Honeywell in 1972 to participate in forming Prime Computer, a manufacturer and developer of minicomputer systems. From 1972 to 1984, Mr. Berkowitz was vice president of manufacturing for Prime Computer. Specializing in asset management techniques, he installed just-in-time inventory systems, automated production techniques and established offshore production facilities. During this period, Prime Computer led the industry in inventory turns and assets as a percent of revenue. From approximately 1985 to 1988, Mr. Berkowitz served as president and chief executive officer of Ontologic, a closely-held company developing an object-oriented database management software system with a proprietary object language. Also, he served on the board of directors of New England Digital Corporation, a closely-held firm developing direct disc audio recording and post-production systems for the recording industry. During 1991, he was appointed to the Board of Directors of CimTelligence Systems, a developer of process planning software, and subsequently was appointed its president and chief executive officer holding that position until March of 1992.

Since 1992, Mr. Berkowitz has been a private investor. From 1983 to 1990, Mr. Berkowitz wrote a weekly newspaper column devoted to technology and its impact on society. He has also served as a board member for the Men of the 400, a Catholic charitable organization, for the Framingham Union Hospital, and for the Middlesex Area Chamber of Commerce. Mr. Berkowitz is a past president of the Framingham Union Development Fund for the 80's Inc. Mr. Berkowitz served as a board member for the Jewish Family Service of Metrowest located in Framingham, Massachusetts and currently serves as a board member for the New England Aftercare Ministries also located in Framingham, Massachusetts.

John R. Myers
Director since 1994

John Myers, 64, was raised in Emmaus, Pennsylvania. Mr. Myers graduated from Pennsylvania State University in 1960 with a Bachelor of Science degree in mechanical engineering. In 1994, Mr. Myers received the Outstanding Engineer of the Year Award from Pennsylvania State University.

Mr. Myers began his career with the General Electric Company in 1960, holding various manufacturing, quality control, and engineering positions primarily in the Aircraft Engine Group. Upon leaving General Electric in 1978, he was named vice president and General Manager of the nuclear medicine division of the Technicare Company, a position he held for two years. From 1980 to 1992, Mr. Myers served as president of the Lycoming Division of Textron Inc., a manufacturer of small turbine and piston engines for general aviation, corporate aviation, commercial and military helicopters, landing craft and tanks. During his presidency, Lycoming's annual sales grew from $140 million to $1 billion. Mr. Myers was named winner of the Silver Knight Award in 1986 for outstanding management at Lycoming.

Mr. Myers joined Thiokol Corporation, now Cordant Technologies, Inc., in June 1992 as President and Chief Operating Officer and was appointed president and chief executive officer in May 1993. From late 1993 through its sale in 1996, Mr. Myers was Chairman of Garrett Aviation Service, a company that performed maintenance and upgrades on corporate jets and piston-powered airplanes.

From 1996 to June 1999, Mr. Myers was an independent business consultant. Since June 1999, Mr. Myers has been Chairman and CEO of Tru-Circle Corporation, a supplier in the aerospace industry. Mr. Myers also serves as a director for the Curtiss-Wright Corporation, is past national chairman of the American Defense Preparedness Organization and is a former director of Bridgeport Hospital in Bridgeport, Connecticut.

John E. Nolan
Director from 1993-1999 and re-elected in 2001

Mr. Nolan, 73, graduated from the United States Naval Academy in 1950 and from Georgetown University Law Center in 1955. In 1950, he was commissioned as a second lieutenant of Marines and was a rifle platoon leader in the First Marines in Korea in 1951. He was discharged as a captain in 1954.

After graduating from law school, Mr. Nolan served as a law clerk for Justice Clark, Supreme Court of the United States and joined the law firm of Steptoe & Johnson, Washington, D.C. in 1956. In 1963 and 1964, he was the Administrative Assistant to Attorney General Robert F. Kennedy. After Robert F. Kennedy's Senate campaign in New York in 1964, Mr. Nolan returned to Steptoe & Johnson where he is currently a partner.

In recent years, Mr. Nolan has appeared in the Supreme Court to argue cases ranging from Constitutional issues of absolute Presidential immunity to questions of punitive damages and preemption under the Federal pension statute ERISA. He served earlier as counsel for Chrysler and Ford in major environmental cases, for Alyeska in the Trans-Alaska Pipeline case, and for the New York Stock Exchange.

While a lawyer in private practice, Mr. Nolan was counsel to the Cuban Families Committee in Havana, 1962-63, in connection with the Cuban Prisoners Exchange. He was later special counsel to the Senate Judiciary Committee, Refugees Subcommittee, in Vietnam 1967-68. He is currently a mediator and arbitrator of major business disputes. He is on the CPR Panel of Distinguished Neutrals and a mediator for the U.S. Court of Appeals for the D.C. Circuit. He was formerly a director of Prime Computer and of Iomega from 1993 to 1999. He has been a director of Hooper Holmes, Inc. since 1972.	[PHOTO]

STOCK OWNERSHIP INFORMATION

Ownership by Management and Principal Shareholders

The following table contains information regarding beneficial ownership of Iomega's common stock on March 3, 2001 by each director, certain executive officers and the holders of more than five percent of Iomega's outstanding common stock known to Iomega. Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 3, 2001 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial Owner	Shares Owned (1)		+	Shares Acquirable Within 60 Days	=	Total Beneficial Ownership	Percent Owner- Ship
Idanta Partners Ltd. (2)	21,157,080			0		21,157,080	7.8%
Robert P. Berkowitz	36,904			20,003		56,907	*
David J. Dunn (2)	24,011,898	(3)		116,000		24,127,898	8.9%
Werner Heid	2,913			0		2,913	*
Jonathan S. Huberman (4)	0			30,000		30,000	*
John R. Myers	30,284			243,000		273,284	*
John E. Nolan	17,320			377,004		394,324	*
John M. Seidl	15,146			20,000		35,146	*
James E. Sierk	82,147			232,500		314,647	*
Bruce R. Albertson	100,974	(5)		500,000		600,974	*
John L. Conely, Sr.	6,446	(6)		24,217		30,663	*
Philip G. Husby	19,500			18,750		38,250	*
Roxie Craycraft (7)	4,207	(8)		69,969		74,176	*
Herbert K. Scales, III	10,000			22,500		32,500	*
Mark E. Lucas (9)	0			0		0	*
Robert D. Murrill, Jr. (10)	10,000			0		10,000	*
All directors and executive officers as of March 3, 2001 as a group (15 persons) (11)	24,363,531			1,609,749		25,973,280	9.5%

*
Less than 1%

(1)
For each person, the "Shares Owned" column may include shares attributable to the person because of that person's voting or investment power or other relationship.

(2)
The address of Idanta Partners Ltd. ("Idanta") and of Mr. Dunn is 4660 La Jolla Village Drive, Suite 850, San Diego, CA 92122.

(3)
Consists of 21,104 shares directly owned, 2,833,714 shares held by a family trust of which Mr. Dunn is trustee, and 21,157,080 shares held by Idanta, with respect to which the family trust is a managing general partner. Mr. Dunn has voting and investment power with respect to such shares. Excludes 2,400 shares held by Mr. Dunn's spouse. Mr. Dunn disclaims beneficial ownership of all of the foregoing shares.

(4)
Excludes shares held by Idanta. Mr. Huberman is a general partner of Idanta but is not deemed to own any shares held by Idanta because he does not have sole or shared voting or dispositive power (within their meaning of Rule 13d-1) over such shares.

(5)
Includes 974 units held in the Iomega Stock Fund 401(k). These units may not necessarily correlate on a one-for-one basis with shares of common stock.

(6)
Includes 4,676 units held in the Iomega Stock Fund 401(k). These units may not necessarily correlate on a one-for-one basis with shares of common stock.

(7)
Mr. Craycraft ceased being an executive officer of Iomega effective February 2001.

(8)
Includes 4,007 units held in the Iomega Stock Fund 401(k). These units may not necessarily correlate on a one-for-one basis with shares of common stock.

(9)
Mr. Lucas ceased being an executive officer of Iomega effective August 2000.

(10)
Mr. Murrill ceased being an executive officer of Iomega effective November 2000.

(11)
Includes 21,157,080 shares of common stock held by Idanta. Excludes shares held by Messrs. Craycraft, Lucas and Murrill. See notes (7), (9) and (10).

Section 16(a) Beneficial Ownership Reporting Compliance

Based on a review of reports and representations submitted to Iomega, all reports regarding beneficial ownership of securities of Iomega required to be filed under Section 16(a) of the Exchange Act for the 2000 fiscal year were timely filed.

CORPORATE GOVERNANCE

Corporate Governance Policy

In January 2001, the Board of Directors reaffirmed the corporate governance policy it first adopted in January 1998. The policy is set forth below. The Board intends to continue to review the corporate governance policy at least once a year.

The purpose of Iomega's corporate governance policy is to ensure that Iomega is managed for the long-term benefit of its shareholders. This policy recognizes that stockholder interests are rarely, if ever, well served by failing to consider the interests of employees and the other communities in which the Company operates. It is the directors' obligation to ensure that this policy becomes part of the fabric of decision-making and operations throughout Iomega.

We agree with the 1990 Business Roundtable statement of the function of boards of directors, as follows:

"The board of directors has five primary functions:

1.
Select, regularly evaluate, and, if necessary, replace the Chief Executive Officer. Determine management compensation. Review succession planning.

2.
Review and, where appropriate, approve the financial objectives, major strategies and plans of the corporation.

3.
Provide advice and counsel to top management.

4.
Select and recommend to shareholders for election an appropriate slate of candidates for the board of directors. Evaluate board processes and performance.

5.
Review the adequacy of systems to comply with all applicable laws/regulations and sound business practices."

In performing these functions, the Board of Directors of Iomega carries out a number of activities during the year, including:

  •
  Evaluating the performance of the Chief Executive Officer at least annually at a meeting of non-management directors.

  •
  Evaluating its own performance and the performance of individual directors on a periodic basis.

  •
  Succession planning and management development are reported on annually by the Chief Executive Officer to the Board. A detailed performance evaluation for each of his subordinates is provided at that time.

  •
  Annually, the Board reviews and approves a multi-year strategic plan and a one-year operating plan for the Company.

  •
  The Board, through its Management Development and Compensation Committee, conducts an annual review of management compensation and incentives. In dealing with incentives, the Board will not approve repricing options (i.e., lowering of option prices) without an affirmative vote of the holders of a majority of the shares voting on the issue.

Board Committees

The Board of Directors has five standing committees: Audit; Ethics and Compliance; Management Development and Compensation; Nominating and Governance; and Strategy. None of the committee members are employees of Iomega or any of its subsidiaries, except that the Chief Executive Officer serves as an ex officio member of the Strategy Committee.

Audit Committee.  The Audit Committee met ten times during 2000. The primary functions of the committee are to:

  •
  recommend the selection of Iomega's independent auditors;

  •
  review the scope and results of the audit with the independent accountants;

  •
  review non-audit work of the outside auditors and consider its effect, if any, on the independence of Iomega's outside auditors;

  •
  review with management and the independent accountants Iomega's interim and year-end operating results;

  •
  review Iomega's internal accounting controls and procedures; and

  •
  oversee Iomega's internal audit work.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is included as an appendix to this proxy statement. The current members of the Audit Committee are Messrs. Berkowitz (Chairman), Huberman, Nolan and Sierk.

Messrs. Berkowitz, Huberman and Nolan each satisfy the independence requirements contained in the applicable rules of the New York Stock Exchange. Mr. Sierk, however, is not considered to be independent because he served as interim President and Chief Executive Officer of Iomega from March 1998 until October 1998. Mr. Sierk assumed that interim position at the request of the Board of Directors, following the resignation of Iomega's then President and Chief Executive Officer and while a search was underway for a permanent replacement. The New York Stock Exchange rules allow one director who is not considered independent because he served as an employee or non-employee executive officer within the past three years to nevertheless serve on the audit committee if a company's board of directors determines in its business judgment that membership on the committee by that individual is required by the best interests of the corporation and its shareholders.

In connection with his election to the audit committee in July 2000, the Board of Directors determined in its business judgment that Mr. Sierk's membership on the Audit Committee is required by the best interests of Iomega and its stockholders. That determination was based on the Board's belief that Mr. Sierk's extensive prior professional experience would enhance the committee's effectiveness in fulfilling its responsibilities. As described in more detail in his biography, Mr. Sierk has held key management positions in areas of operations, manufacturing and product development, all of which are important to Iomega and an understanding of its financial statements. Mr. Sierk's active involvement with the Malcolm Baldridge National Quality Award and with the implementation of processes and systems focused on quality was also viewed as contributing a unique and beneficial perspective to the committee. In addition, the Board does not believe that Mr. Sierk's interim service as President and Chief Executive Officer raises the conflict of interest and independence from management concerns which the rules seek to guard against.

Ethics and Compliance Committee.  The Ethics and Compliance Committee met twice during 2000. The primary functions of the committee are to review the policies and programs that are designed to assure Iomega's compliance with legal and ethical standards that affect its role as a responsible corporate citizen, including those related to:

  •
  human resource issues, such as equal employment opportunities;

  •
  health, safety and environmental matters; and

  •
  proper business practices.

The current members of Ethics and Compliance Committee are Messrs. Myers and Sierk (Chairman).

Management Development and Compensation Committee.  The Management Development and Compensation Committee met six times and acted by written consent on one occasion during 2000. The primary functions of the committee are to:

  •
  provide the annual performance review of the President and CEO;

  •
  recommend the compensation package of the President and CEO to the Board of Directors;

  •
  approve the compensation package of each executive officer;

  •
  approve the compensation package of other senior level employees;

  •
  advise on matters related to management/leadership development and succession planning;

  •
  recommend to the Board of Directors individuals to be elected as officers;

  •
  oversee administration of Iomega's employee stock option, stock purchase, cash bonus and other employee benefit plans;

  •
  authorize stock option grants under Iomega's 1997 Stock Incentive Plan; and

  •
  review compensation philosophy on an annual basis.

The current members of the Management Development and Compensation Committee are Messrs. Heid, Myers and Seidl (Chairman).

Nominating and Governance Committee.  The Nominating and Governance Committee met twice during 2000. The primary functions of the committee are to review policies and make recommendations to the Board concerning:

  •
  the size and composition of the Board;

  •
  the criteria and qualifications for election to the Board;

  •
  retirement from the Board;

  •
  the structure, composition and members of Board committees;

  •
  the overall effectiveness of the Board and areas for improvement;

  •
  nominees for director; and

  •
  director compensation and benefits.

The current members of the Nominating and Governance Committee are Messrs. Dunn (Chairman) and Seidl.

Strategy Committee.  The Strategy Committee met three times during 2000. The primary functions of the committee are to:

  •
  review and provide advice to management and make recommendations to the Board regarding management's proposals for all strategic matters;

  •
  review most management topics including but not limited to: new product platforms, product direction, strategic marketing campaigns, partnerships and joint ventures, acquisitions and divestitures, the capital budget, strategic technical initiatives, and strategies for functional areas such as human resources and sales; and

  •
  review and participate in the development of long-term strategic plans with management.

The current members of the Strategy Committee are Messrs. Albertson (ex-officio), Dunn (ex-officio), Heid, Seidl, and Huberman (Chairman).

Board Meetings and Attendance

During 2000, the Board of Directors met seven times and acted by written consent on one occasion. Each director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he then served.

DIRECTOR COMPENSATION

Iomega's non-employee directors receive the fees described below for their services on the Board of Directors and its committees. In addition, all non-employee directors are reimbursed for certain Company-related out-of-pocket expenses.

The annual retainer fee for the Non-Employee Directors will be increased to $25,000 and the Committee Fee for the Chairman of the Audit Committee will be increased to $45,000 for the fiscal year ending December 31, 2001.

Annual Retainer:	Chairman of the Board (The Chairman does not receive any other committee or meeting fees)	$225,000
	Other Non-Employee Directors	$20,000
Committee	Chairman of the Audit Committee	$22,500
Fees:	Chairman of the Ethics and Compliance Committee	$10,000
	Chairman of the Management Development and Compensation Committee	$12,500
	Chairman of the Nominating and Governance Committee	$10,000
	Chairman of the Strategy Committee	$10,000
	Other Members of a Standing Committee	$5,000
Meeting	Per Board Meeting	$2,000
Fees:	Per Committee Meeting (Not paid if exceeds $4,000 in combination with other meeting fees for same two-day period)	$2,000
	Per Board or Committee Meeting by Teleconference	$750

Each director may elect to receive his director compensation all in cash, all in stock or half in cash and half in stock. For each quarter, each director receives payment for services during that quarter according to the director's election of the form of payment. For payment of services in the form of stock, the number of shares distributed is determined by dividing the total amount payable for attendance at Board and committee meetings during the quarter, plus one-fourth of the director's annual retainer and committee fees, by 100% of the fair market value of the common stock on the New York Stock Exchange. During 2000, the stock was issued in the form of restricted stock under Iomega's 1997 Stock Incentive Plan (the "1997 Plan"). In February 2001, the Board amended the 1997 Plan to provide that stock issued in lieu of fees would be issued under the 1997 Plan as an award of unrestricted shares of common stock on the same terms described above. During 2000, the fair market value of the stock issued in lieu of cash fees was based on the closing price of the stock on the New York Stock Exchange or the trading day prior to the date of issuance; for 2001 and subsequent years, the fair market value will be determined based on the average of the high and low trading prices of the stock on the New York Stock Exchange on the trading day prior to the date of issuance. During 2000, a total of 26,007 shares of restricted stock were issued to directors under this program.

Non-employee directors are also eligible to receive options under Iomega's 1995 Director Stock Option Plan ("Director Plan"). Options granted under the Director Plan vest over five years and have an exercise price equal to the fair market value of the common stock on the date of grant. On initial election to the Board, each director receives an option for 50,000 shares. After the initial option fully vests, the director is eligible to receive an option for 10,000 shares on each anniversary of the director's initial election or, in the case of Messrs. Berkowitz, Dunn, Myers, and Sierk, who were serving as directors when the Director Plan was first adopted on April 24. Instead of the initial or any annual option, directors can elect to receive a series of monthly options covering, in total, the same number of shares as the single option grant would have covered. Each monthly option in a series will vest such that the total number of shares vested at any time is equal to the number that would have been vested if a single option had been granted.

The following table describes the options granted under the 1997 Plan and the Director Plan during 2000 to all non-employee directors and the cash payments or restricted stock awards made to them during 2000. Compensation for Mr. Dunn, who served as President and Chief Executive Officer from August 1999 to January 2000, is described in the tables included under the caption "Executive Compensation."

Name	Type of Grant/Plan	Date of Grant(s)	Exercise Price Per Share	Number of Shares Under Option	Cash Payment for Service on Board and Committees	Number of Shares of Restricted Stock
Robert P. Berkowitz	Annual grant/Director Plan	04/24/00	$3.63	10,000	$34,751	8,713
Werner Heid	Initial grant/Director Plan	06/14/00	$3.56	50,000	$14,560	1,266
Jonathan S. Huberman	Grant/1997 Plan(1)	02/01/00	$4.09	20,000	$67,500	—
John R. Myers	Annual grant/Director Plan	04/24/00	$3.63	10,000	$61,750	—
John M. Seidl	—	—	—	—	$32,875	7,458
James E. Sierk	—	—	—	—	$29,375	7,180
M. Bernard Puckett (2)	—	—	—	—	—	1,390

(1)
This option was granted by the Board under the 1997 Plan in recognition for Mr. Huberman's consulting services and contributions to Iomega while Iomega conducted a search for a permanent President and Chief Executive Officer.

(2)
Mr. Puckett resigned from the Board of Directors in November 1999. Mr. Puckett received shares of restricted stock in 2000 for payment of Board services in 1999.

Mr. Nolan, who was elected to the Board in January 2001, received an initial option grant under the Director Plan for 50,000 shares at the time of his election.

EXECUTIVE COMPENSATION

Summary Compensation

The following table contains information concerning each of the two persons who served as chief executive officer of Iomega during 2000, the four most highly compensated executive officers of Iomega during 2000 who were serving as executive officers on December 31, and two other executive officers of Iomega who ceased serving as executive officers during 2000 (the "Named Executive Officers"), as required under applicable rules of the SEC.

Summary Compensation Table

											Long-Term Compensation
		Annual Compensation									Awards
Name and Principal Position	Year	Salary			Bonus			Other Annual Compensation (1)			Shares Underlying Options (2)	All Other Compensation (3)

Bruce R. Albertson (4) President and Chief Executive Officer	2000 1999	$ $	511,898 61,538		$	— 525,000	(6)		$316,960 —	(5)	— 1,250,000		$8,950 —
David J. Dunn Chairman and of the Board	2000 1999	$ $	57,600 267,559	(7) (7)		— —		$ $	225,000 150,000	(8) (8)	110,000 11,000		— —
John L. Conely, Sr. (9) Senior Vice President, Global Operations	2000 1999	$ $	262,623 232,731		$ $	145,000 20,000		$	— 34,671	(10)	65,667 50,000	$ $	8,950 5,300
Philip G. Husby (11) Senior Vice President, Finance and Chief Financial Officer	2000 1999	$ $	324,482 127,212		$ $	140,000 63,462	(13)	$ $	28,274 12,776	(12) (14)	50,000 75,000	$ $	8,950 3,026
Roxie Craycraft (15) Senior Vice President, International Business Units	2000		$213,333			$90,000			$30,664	(16)	61,665		$8,950
Herbert K. Scales, III (17) Senior Vice President, Americas Sales	2000		$233,849			$140,000			$39,363	(18)	110,000		$8,950
Mark E. Lucas (19) Former Senior Vice President, Global Marketing and Product Management	2000		$152,187			$107,116	(20)		$45,786	(21)	60,000		$121,667	(22)
Robert D. Murrill, Jr. (23) Former Senior Vice President, General Counsel and Secretary	2000 1999	$ $	211,600 78,654		$	— 70,000			$17,431 —	(24)	50,000 70,000		— —

(1)
In accordance with SEC rules, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where such perquisites and other personal benefits constituted less than the lesser of $50,000 or ten percent of the total of annual salary and bonus for the Named Executive Officer for such year.

(2)
Reflects the number of shares covered by options to purchase common stock granted during the year indicated. Iomega has never granted stock appreciation rights. Includes options granted under Iomega's Employee Stock Option Exchange Program which the Named Executives Officers elected to accept in cancellation for then outstanding options. Does not include options granted under the Exchange Program that were automatically terminated prior to ever becoming vested or exercisable either because the Named Executive Officer elected not to exchange any options in the Exchange Program or elected to exchange only a portion of his options which were eligible for exchange. For each of the Named Executive Officers, the number of shares subject to options granted under the Exchange Program which were automatically terminated without ever becoming vested or exercisable was as follows: Mr. Albertson (0 shares); Mr. Dunn (0 shares); Mr. Conely, (32,400 shares); Mr. Husby (33,667 shares); Mr. Craycraft (46,400 shares); Mr. Scales (0 shares); Mr. Lucas (27,667 shares), and Mr. Murrill (0 shares).

(3)
Except as otherwise noted, represents Iomega's matching contribution under the Iomega Retirement and Investment Savings Plan.

(4)
Mr. Albertson commenced serving as an executive officer of Iomega in November 1999.

(5)
This amount includes payment of relocation expenses of $287,015.

(6)
This amount represents a signing bonus of $225,000 paid pursuant to the offer of employment letter between Iomega and Mr. Albertson and the guaranteed portion of his 2000 bonus compensation of $300,000 which was also paid in 1999.

(7)
Mr. Dunn served as President and Chief Executive Officer of Iomega from August 1999 until January 2000 while Iomega conducted a search for a permanent President and Chief Executive Officer. Mr. Dunn did not receive a salary from Iomega, but Idanta, Mr. Dunn's employer then and currently, was reimbursed this amount for Mr. Dunn's services while he served as an executive officer of Iomega. The amount paid represented reimbursement of the cost of Mr. Dunn's current salary, retirement benefits and health insurance at Idanta.

(8)
This amount represents the payment of Board service fees. See "Director Compensation" for a discussion of the retainers and fees paid to directors.

(9)
Mr. Conely commenced serving as an executive officer of Iomega in June 1999.

(10)
This amount includes $23,429 representing the value received by Mr. Conely for a cruise vacation paid for under Iomega's 100% Club for his role in supporting the sales and marketing department during fiscal year 1999.

(11)
Mr. Husby commenced serving as an executive officer of Iomega in August 1999.

(12)
This amount includes payment of relocation expenses of $21,689.

(13)
This amount represents a guaranteed bonus paid pursuant to the offer of employment letter between Iomega and Mr. Husby.

(14)
This amount represents payment of relocation expenses.

(15)
Mr. Craycraft served as an executive officer of Iomega from January 2000 until February 2001.

(16)
This amount represents payment of travel related expenses.

(17)
Mr. Scales commenced serving as an executive officer of Iomega in February 2000.

(18)
This amount represents payment of travel related expenses.

(19)
Mr. Lucas served as an executive officer of Iomega from January 2000 until August 2000.

(20)
This amount includes a $40,000 lump sum payment made pursuant to a Separation and General Release Agreement entered into between Mr. Lucas and Iomega. This payment is considered a bonus payment under the agreement.

(21)
This amount includes payment of relocation expenses of $34,536.

(22)
This amount represents payment of severance pay to Mr. Lucas.

(23)
Mr. Murrill served as an executive officer of Iomega from December 1999 until November 2000.

(24)
This amount includes payment of relocation expenses of $15,952.

Option Grants

The following table contains information about options granted to the Named Executive Officers during 2000 and the potential realizable value of those options as determined in accordance with SEC rules.

Option Grants in Last Fiscal Year

	Individual Grants
			Percent of Total Options Granted to Employees in Fiscal Year (1)			Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term (4)
	Number of Securities Underlying Options Granted (1)
				Exercise Price Per Share (2)	Expiration Date (3)
						5%		10%
David J. Dunn	100,000	(5)	2.03%	$4.09	01/31/10	$257,218		$651,841
David J. Dunn	10,000	(6)	0.20%	$3.59	04/23/10	$22,577		$57,215
Bruce R. Albertson	—		—	—	—	—		—
John L. Conely, Sr.	15,667	(7)	0.32%	$3.59	04/23/10	$35,409		$89,734
John L. Conely, Sr	50,000	(8)	1.01%	$3.84	07/24/10	$120,748		$305,999
Roxie Craycraft	9,167	(9)	0.19%	$3.59	04/23/10	$20,719	(10)	$52,505	(10)
Roxie Craycraft	2,498	(9)	0.05%	$3.59	04/23/10	$5,646	(10)	$14,308	(10)
Roxie Craycraft	50,000	(11)	1.01%	$3.84	07/24/10	$120,748	(10)	$305,999	(10)
Philip G. Husby	50,000	(12)	1.01%	$3.63	05/07/10	$113,987		$288,866
Herbert K. Scales, III	50,000	(13)	1.01%	$4.16	02/06/10	$130,694		$331,204
Herbert K. Scales, III	10,000	(14)	0.20%	$4.16	02/06/10	$26,139		$66,241
Herbert K. Scales, III	50,000	(15)	1.01%	$3.84	07/24/10	$120,748		$305,999
Mark E. Lucas	50,000	(16)	1.01%	$3.88	01/02/10	$121,848	(10)	$308,788	(10)
Mark E. Lucas	10,000	(17)	0.20%	$3.88	01/02/10	$24,370	(10)	$61,758	(10)
Robert D. Murrill, Jr	50,000	(18)	1.01%	$3.63	05/01/10	$113,987	(10)	$288,866	(10)

(1)
This table includes options granted under Iomega's Employee Stock Option Exchange Program which the Named Executive Officers elected to accept in cancellation for then outstanding options. This table does not include options granted under the Exchange Program that were automatically terminated prior to ever becoming vested or exercisable either because the Named Executive Officer elected not to exchange any options in the Exchange Program or elected to exchange only a portion of his options which were eligible for exchange. Options for an aggregate of approximately 2.6 million shares of Common Stock were granted but automatically terminated without ever becoming vested or exercisable, including options for the indicated number of shares to the following Named Executive Officers: Mr. Conely (32,400 shares); Mr. Husby (33,667 shares); Mr. Craycraft (46,400 shares); and Mr. Lucas (27,667 shares).

(2)
Exercise price was equal to or greater than the fair market value of the common stock on the date of grant.

(3)
Outstanding options are subject to acceleration or cash out of the value of the outstanding options if such options are not assumed or substituted upon an acquisition event. In addition, in the event of an acquisition event, one-half of the shares subject to the agreement which are not, by their terms then exercisable, become immediately exercisable, with the remaining shares becoming exercisable in accordance with the original vesting schedule, expect that all shares will vest two years after the acquisition event or earlier if the optionholder's employment is terminated without cause or if the optionholder terminates employment for good reason. An "acquisition event" is defined as (a) any merger or consolidation which results in the voting securities of Iomega outstanding immediately prior to such event representing less than 50% of the combined voting power of the voting securities of Iomega or the surviving or acquiring entity outstanding immediately after such merger or consolidation; (b) any sale of all or substantially all of the assets of Iomega; or (c) the acquisition of beneficial ownership of securities of Iomega representing 50% or more of the combined voting power of Iomega's then outstanding securities by any person.

(4)
Amounts represent hypothetical gains that could be achieved for the option if exercised at the end of the option term. These gains are disclosed as required under SEC rules, and are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the option's date of grant to its date of expiration. Actual gain upon exercise, if any, will depend on the future performance of the common stock, the optionholder's continued employment with Iomega and the date on which the option is exercised.

(5)
The option was granted on February 1, 2000 and was fully vested as of such date.

(6)
The option vests in five annual installments beginning on April 24, 2001 and was granted under the Director Plan. For a description of formula grants made under the Director Plan, see "Director Compensation".

(7)
The option vests in two installments: 12,667 options on April 24, 2001 and 3,000 options on October 20, 2001 and was granted under Iomega's Employee Stock Option Exchange Program.

(8)
The option vests in four annual installments beginning on July 25, 2001.

(9)
None of the shares of common stock underlying this option vested prior to Mr. Craycraft's resignation in February 2001. This option was granted under Iomega's Employee Stock Exchange Program.

(10)
The potential realizable value is based on the date of grant of this option. As of the date of this proxy statement, this option was either terminated or no shares of common stock underlying this option can be exercised prior to this option's termination date.

(11)
None of the shares of common stock underlying this option vested prior to Mr. Craycraft's resignation in February 2001.

(12)
The option vests in four annual installments beginning on May 8, 2001.

(13)
The option vests in four annual installments beginning on February 7, 2001.

(14)
The option was granted on February 7, 2000 and was fully vested as of such date.

(15)
This option vests in four annual installments beginning on July 25, 2001.

(16)
The option was terminated on October 6, 2000.

(17)
The option was granted on January 3, 2000 and was fully vested as of such date.

(18)
This option was terminated on February 1, 2001.

Option Exercises and Year-End Values

The following table contains information regarding options exercised by the Named Executive Officers during 2000 and options held by the Named Executive Officers on December 31, 2000.

Aggregate Option Exercise in Last Fiscal Year and Fiscal Year End Option Values

			Number of Shares Underlying Unexercised Options at Fiscal Year-End
				Value of Unexercised In-the-Money Options at Fiscal Year-End (2)
	Shares Acquired On Exercise
		Value Realized (1)
Name			Exercisable/Unexercisable	Exercisable/Unexercisable
David J. Dunn	0	—	118,000/22,000	$0/$0
Bruce R. Albertson	0	—	500,000/750,000	$0/$0
John L. Conely, Sr.	0	—	8,550/138,117	$0/$0
Philip G. Husby	0	—	18,750/106,250	$0/$0
Roxie Craycraft	0	—	64,804/112,865	$0/$0
Herbert K. Scales	0	—	10,000/100,000	$0/$0
Mark E. Lucas	10,000	$11,250	0/0	$0/$0
Robert D. Murrill, Jr	0	—	20,000/0	$0/$0

(1)
Based on the fair market value of the common stock on the date of exercise, less the option exercise price.

(2)
Based on the fair market value of Iomega's common stock on December 29, 2000 ($3.35 per share), less the total option exercise price.

Employment and Severance Agreements

Employment Agreement with Mr. Albertson.  In November 1999, Iomega entered into an employment agreement with Mr. Albertson. Iomega agreed to pay Mr. Albertson an annual base salary of $500,000 and a sign-on bonus of $225,000. Mr. Albertson's annual bonus for 2000 was targeted at 100 percent of base salary, of which $300,000 was guaranteed. Mr. Albertson received the guaranteed portion of his bonus at the time of his hiring. Mr. Albertson's annual bonus may vary from the target based on the achievement of specific Company goals and performance. If Mr. Albertson is terminated without cause, Iomega will continue his salary, annual incentive bonus, and benefits for a period of one year. The employment agreement contains a change of control provision which provides for payment of up to 24 months of base salary, annual incentive and benefits if, within one year from the date of the change of control, his employment is terminated by Iomega other than for cause or if Mr. Albertson exercises an option to leave within 30 days following the one year anniversary of the date of change of control. Change of control benefits would be reduced if subsequent employment were obtained during the 24-month period.

Employment Agreement with Mr. Husby.  In July 1999, Iomega entered into an employment agreement with Mr. Husby. Iomega agreed to pay Mr. Husby an annual base salary of $315,000. Mr. Husby's annual bonus for 1999 was targeted at $150,000, pro-rated from the start of employment, and was guaranteed. Mr. Husby was also granted an option to purchase 75,000 shares of Iomega's common stock.

Employment Agreement with Mr. Scales.  In February 2000, Iomega entered into an employment agreement with Mr. Scales. Iomega agreed to pay Mr. Scales an annual base salary of $260,000. Mr. Scale's annual bonus for 2000 was targeted at $150,000, of which $75,000 was guaranteed. Mr. Scale's was also granted an option to purchase 60,000 shares of Iomega's common stock.

Separation and General Release with Mr. Lucas.  In August 2000, Iomega entered into a Separation and General Release Agreement with Mr. Lucas. The agreement provided that Mr. Lucas would cease serving as Executive Vice President, Global Marketing and Product Management on August 1, 2000. Under the agreement, Mr. Lucas was provided with severance pay of $130,000, which was the equivalent of Mr. Lucas's salary for a six-month period. Mr. Lucas was also paid a lump sum of $40,000 which was considered a bonus payment under the agreement. Additionally, Iomega agreed to pay for outplacement services for Mr. Lucas not to exceed $65,000.

Executive Retention Agreements.  Iomega has executive retention agreements with each of Messrs. Conely, Husby and Scales. The agreements have an initial expiration date of December 31, 2001, but are automatically renewed each year unless Iomega gives the executive three months' notice that his agreement will not be renewed. The agreements are not employment contracts and do not specify any terms or conditions of employment. Rather, the agreements provide for certain severance benefits to the executive if, during the 24 months following a change in control of Iomega, the executive's employment is terminated by Iomega, other than for cause, or the executive terminates his employment for good reason.

The terms "change in control", "cause" and "good reason" are each defined in the agreements. Change in control means, in summary: the acquisition by a person or a group of 40% or more of the outstanding stock of Iomega; a change, without Board of Directors approval, of a majority of the Board of Directors; the acquisition of Iomega by means of a reorganization, merger, consolidation or asset sale; or the approval of a liquidation or dissolution of Iomega. Cause means, in summary: the executive's willful and continued failure to substantially perform his reasonable assigned duties, which failure continues after a 30-day cure period; or the executive's willful engagement in illegal conduct or gross misconduct injurious to Iomega. Good reason means, in summary: a diminution in the executive's position, authority or responsibilities; a reduction in his salary or benefits; a relocation of the executive; a breach of an employment contract with the executive; or a resignation by the executive, for any reason, during the 30-day period immediately following the one-year anniversary of the change in control.

If the executive's employment is terminated by Iomega without cause or by the executive for good reason within 24 months following a change in control, the executive is entitled to receive (1) accrued compensation through the date of termination; (2) monthly payments for 12 months equal to one-twelfth of the executive's highest base salary and highest bonus target during the three-year period prior to the change in control; (3) a continuation of all employee benefits during the 12-month period following employment termination; and (4) any other post-termination benefits which the executive is eligible to receive under any plan or program of Iomega. The salary and benefit continuation provisions terminate if the executive becomes engaged in an activity that is competitive with Iomega. The agreements provide that the amount of severance benefits payable to the executive shall be reduced by an amount necessary to avoid triggering the excise tax provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, only if such reduction results in greater net after-tax benefits to the executive.

Iomega is also generally required to pay, as incurred, all expenses which the executive reasonably incurs as a result of any dispute relating to the agreement.

Transactions with Management

Mr. Dunn served as an President and Chief Executive Officer of Iomega from August 1999 until January 2000 while Iomega conducted a search for a permanent President and Chief Executive Officer. Mr. Dunn did not receive a salary from Iomega, but Idanta, Mr. Dunn's employer then and currently, was reimbursed $267,559 in 1999 and $57,600 in 2000 for Mr. Dunn's services while he served as an executive officer of Iomega. The amounts paid represented reimbursement of the cost of Mr. Dunn's salary, retirement benefits and health insurance at Idanta.

Iomega reimbursed Idanta $44,765 for services performed by Mr. Huberman from August 1999 to December 1999 and an amount that was less than $500 for services rendered in January 2000. The amounts paid represented reimbursement of the cost of Mr. Huberman's salary, retirement benefits and health insurance at Idanta. Mr. Huberman also received an option for 20,000 shares of common stock for consulting services performed for Iomega.

Compensation Committee Interlocks and Insider Participation

During 2000, none of the members of the Management Development and Compensation Committee is or was an officer or employee of Iomega other than Mr. Dunn who served as Chief Executive Officer until January 20, 2000. Mr. Dunn ceased serving on the Committee in September 2000.

STOCK PERFORMANCE GRAPH

Iomega's common stock has been listed for trading on the New York Stock Exchange under the symbol IOM since November 1996. Before that, Iomega's common stock was traded on the Nasdaq National Market under the symbol IOMG.

The following graph compares the cumulative total stockholder return on Iomega's common stock for the last five fiscal years with the cumulative total return of (i) the CRSP (Center for Research in Security Prices) Total Returns Index for the New York Stock Exchange Stock Market (U.S. Companies) and (ii) the CRSP Total Returns Index for New York Stock Exchange Computer and Office Equipment Stocks (U.S. and Foreign).

This graph assumes the investment of $100 on December 31, 1995 in Iomega's common stock and each of the indices listed above, and assumes dividends are reinvested. Measurement points are at the last trading day of the fiscal years ended December 1996, 1997, 1998, 1999 and 2000.

	12/31/95	12/30/96	12/31/97	12/31/98	12/31/99	12/29/00
Iomega Corporation	$100.0	$214.4	$306.9	$180.5	$83.3	$82.7
NYSE Stock Market (U.S. Companies)	$100.0	$121.3	$161.1	$193.3	$212.2	$220.9
NYSE Stocks Computer and Office Equipment	$100.0	$133.6	$162.7	$269.6	$393.0	$316.8

MANAGEMENT DEVELOPMENT
AND COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

Iomega's executive compensation program is administered by the Management Development and Compensation Committee of the Board of Directors. Mr. Myers and Mr. Seidl served on the Committee throughout 2000. In July, Mr. Seidl was named chair of the Committee and Mr. Heid joined the Committee. Mr. Dunn ceased serving on the Committee in September 2000.

During 2000, the Committee was responsible for recommending the compensation package of each existing and newly recruited executive at the vice president level or higher. Iomega retained the services of Radford Associates to assist it in evaluating Iomega's compensation programs. Additionally, the Committee reviewed benchmarking data obtained from other compensation consultants, including Executive Alliance, to assess Iomega's compensation programs.

In order to attract, retain, and motivate the talented personnel it needs to meet corporate objectives, Iomega has structured its executive compensation program to provide its employees with cash compensation at roughly the market median if its corporate objectives are achieved and if such objectives are exceeded, to deliver compensation that may be, in some cases, above the seventy-fifth percentile for total compensation paid by comparable companies. Bonuses are primarily based on corporate performance, with actual awards varying greatly according to Iomega's overall performance and the individual's impact on that performance. The Named Executive Officers that received a bonus for 2000 are Messrs. Conely, Craycraft, Husby and Scales. Pursuant to his employment agreement, Mr. Albertson's guaranteed bonus of $300,000 was paid in December 1999.

Iomega's executive compensation program consists of a mixture of base salary, cash bonuses and stock option awards. All three components are intended to attract and retain executives and motivate management to achieve or exceed Company objectives, with a particular emphasis on achieving net income objectives. In determining the total amount and mix of the compensation package for each executive, numerous factors are taken into account, such as contributions to Iomega's competitive position in the marketplace, individual performance, and the past and expected contribution by each executive officer toward the achievement of Iomega's performance objectives.

Base Salary

Iomega's base salaries are structured to be within the median range of salaries paid by similar companies for comparable positions. The Committee believes that Iomega's most direct competitors for executive positions are not necessarily the same as the companies included in the indices referred to in the Stock Performance Graph included elsewhere in this proxy statement. During 2000, Iomega commissioned a benchmarking salary survey by Radford Associates to evaluate executive compensation among a select list of comparator companies. The comparator companies were chosen from four industry segments from which Iomega competes for management and professional talent: data storage, consumer electronics, personal computers, and peripherals.

In 1998, the Committee determined that it would conduct annual reviews of data from broad-based compensation surveys of high technology companies to ensure that Iomega's compensation structure remained competitive. The Committee also determined at that time to increase executive base salaries every other year, assuming the absence of market pressures to do otherwise. Accordingly, executive base salaries were increased in 1998 and were expected to be increased again in 2000.

During 2000, the Committee determined that in order to be competitive, base salaries will be targeted at the fiftieth percentile of market. The Committee reviewed the data of Radford Associates and Executive Alliance studies. Based on its review of this data, the Committee determined, in its subjective judgment, that it would be appropriate to increase the base salaries of two of the Named Executive Officers.

Accordingly, the Committee, increased the base salaries of Mr. Conely and Mr. Husby in order to ensure that the compensation paid to these executives remained competitive.

Cash Bonuses

In January 2001, the Committee awarded Messrs. Conely, Craycraft, Husby and Scales bonuses for the year 2000 in the respective amounts of $145,000, $90,000, $140,000, and $140,000. These bonuses represented payment of approximately 75% to 97% of their targeted bonuses for 2000. These bonus amounts were recommended by Mr. Albertson, based on his assessment of how each person performed relative to his imperatives under Iomega's bonus plan for 2000.

Stock Options

The Committee believes it is in the best interests of Iomega and its shareholders to grant stock options as the long-term component of executive and key employee compensation. Stock option grants to executive officers and other key employees are intended to bring employee financial interest in line with long-term shareholder value. Stock options can be granted for performance, as well as for retention, and to selected new hires, as appropriate, to be competitive in the market.

Stock option grants are made at the discretion of the Committee, after taking into account the Committee's subjective evaluation of the individual's performance and contribution in meeting the goals of Iomega and Mr. Albertson's suggestions to the Committee. The Committee approved grants of stock options to certain Named Executive Officers during 2000 as reported in the Option Grant section of the proxy statement. These options were granted at an exercise price equal to the fair market value of Iomega's common stock on the date of grant and provided for vesting over a period of four years. During 2000, the Committee approved grants for a total of 3.8 million shares of common stock to employees, excluding shares associated with the Exchange Program.

Stock Option Exchange Program

In October 1999, the Committee recommended to the Board of Directors that Iomega implement an Employee Stock Option Exchange Program, under which Iomega would grant new stock options in exchange for currently outstanding stock options. The Committee made its recommendation in light of the fact that fluctuations in the market price of Iomega's common stock in recent years had resulted in a significant portion of Iomega's outstanding stock options having exercise prices higher than prevailing trading prices. As a result, the Committee believed that these options were no longer providing an effective incentive for Iomega's employees. The Exchange Program was intended to realign the exercise price of previously granted options with the current market price of Iomega's common stock and thereby better enable Iomega to motivate and retain its employees and achieve Iomega's business goals.

The entire Board of Directors approved the Exchange Program. In accordance with Iomega's corporate governance policy, which provides that the Board will not approve the repricing of options without shareholder approval, the Exchange Program was submitted to Iomega's shareholders at last year's Annual Meeting. Iomega's shareholders voted overwhelmingly to approve the Exchange Program. Of 270,600,590 shares entitled to vote on the proposal, 225,550,944 shares, or approximately 83%, voted in favor of the Exchange Program.

Under the Exchange Program, eligible employees could elect to exchange some or all of their existing options for new options with an exercise price equal to the average of the high and low trading prices of

Iomega's common stock on April 24, 2000, the grant date of the new options. Each employee participating in the Exchange Program exchanged existing options as follows:

  •
  existing options for up to 10,000 shares of common stock were exchanged for new options at the rate of 1 new share of common stock for every 1.5 shares of common stock issuable upon exercise of surrendered options;

  •
  existing options for up to an additional 10,000 shares of common stock were exchanged for new options at the rate of 1 new share of common stock for every 2 shares of common stock issuable upon exercise of surrendered options; and

  •
  existing options for any additional shares of common stock were exchanged for new options at the rate of 1 new share of common stock for every 2.5 shares of common stock issuable upon exercise of surrendered options.

Because employees participating in the Exchange Program received new options for a smaller number of shares than they surrendered, the Exchange Program limited the dilution to public shareholders commonly associated with stock option repricings. The new options that were granted with respect to existing options that were vested or scheduled to vest by April 24, 2001, vest on April 24, 2001. All other shares granted under new options have vesting terms identical to the surrendered options that they replaced. The new options have a final expiration date of April 24, 2010. For future grant awards, employees will be considered to have their original grant of options and will not receive larger grants because of their participation in the Exchange Program.

Out of 769 employees who were eligible to participate in the Exchange Program, 227 participated. Iomega granted the participating employees new stock options for approximately 1.1 million shares of common stock at an exercise price of $3.59 per share in exchange for previously outstanding stock options for approximately 1.8 million shares of common stock.

The following table provides information relating to options held by executive officers who exchanged options in the Exchange Program. Iomega has not repriced options at any other time during the last ten years.

TEN-YEAR OPTION REPRICINGS

Name and Position	Date	Number Of Shares of Common Stock Underlying Options Repriced (#)	Market Price Of Stock at Repricing ($)(1)	Exercise Price At Time Of Repricing ($)	New Exercise Price ($)	Length Of Original Option Term Remaining At Date Of Repricing
John L. Conely, Sr, Executive Vice President, Global Operations.	4/24/00	15,667(2)	$3.59	$13.20	$3.59	7.5 years
Roxie Craycraft, Executive Vice President, International Business Units	4/24/00	11,665(3)	$3.59	$9.25	$3.59	8.0 years

(1)
Represents the average of the high and low sales price of the Common Stock on the New York Stock Exchange on April 20, 2000, the day of grant of new options under the Exchange Program.

(2)
Mr. Conely surrendered options for an aggregate of 30,000 shares.

(3)
Mr. Craycraft surrendered options for an aggregate of approximately 20,000 shares.

Compensation of Chief Executive Officers

In August 1999, Mr. David Dunn, Chairman of the Board of Directors, was appointed Chief Executive Officer, to serve while Iomega searched for a new President and Chief Executive Officer. Mr. Dunn's compensation was based on his salary, retirement and health benefits at Idanta, where he serves as managing partner. Moreover, Mr. Dunn's compensation was reimbursed directly to Idanta. In February 2000, the Board of Directors granted Mr. Dunn a fully-vested option, with an exercise price equal to the fair market value of the common stock on the date of the grant, to purchase 100,000 shares of Iomega's common stock in recognition of Mr. Dunn's tremendous contributions to Iomega.

In November 1999, Mr. Bruce Albertson was appointed President and Chief Operating Officer of Iomega. On January 20, 2000, Mr. Albertson assumed the position of President and Chief Executive Officer. Pursuant to an employment agreement negotiated with Iomega and approved by the Board of Directors, Mr. Albertson's base salary was established at $500,000. Mr. Albertson's target bonus for 2000 was equal to his base salary, with $300,000 of this bonus paid in advance in 1999. Mr. Albertson did not receive any additional bonus payment for 2000. Mr. Albertson also received a signing bonus of $225,000. His long-term compensation also includes options to purchase 1,250,000 shares of Iomega's common stock which were granted at an exercise price equal to the fair market value of the stock on the date of grant, as reflected in the table of option grants set forth in this proxy statement. Of the shares subject to these options, 250,000 shares vested immediately upon the date of grant and the remainder vest in equal installments over four years.

Impact of Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for certain compensation in excess of one million dollars paid to Iomega's chief executive officer and four other most highly-compensated executive officers. Qualified performance-based compensation will not be subject to the deduction limit, if certain requirements are satisfied. There can be no assurance that compensation attributable to stock options granted under the 1997 Stock Incentive Plan will be treated as qualified performance-based compensation under Section 162(m). Moreover, because Iomega's cash bonus program is not operated in a manner designed to qualify as performance-based compensation under Section 162(m), some or all of the payments under this program may not be deductible for federal income tax purposes. The Committee reviews the potential effect of Section 162(m) periodically and in the future may decide to structure the performance-based portion of its executive officer compensation to comply with Section 162(m).

                      John M. Seidl (Chairman)
                      David J. Dunn
                      John R. Myers
                      Werner T. Heid

ITEM THREE — RATIFICATION OF SELECTION OF AUDITORS

THE THIRD AND FINAL AGENDA ITEM TO BE VOTED ON IS RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS IOMEGA'S INDEPENDENT AUDITORS FOR THE CURRENT YEAR. THE BOARD RECOMMENDS THAT YOU VOTE FOR SUCH RATIFICATION.

The Board of Directors, at the recommendation of the Audit Committee, has selected Arthur Andersen LLP, a firm of independent public accountants, as auditors, to examine and report to shareholders on the consolidated financial statements of Iomega and its subsidiaries for the fiscal year 2001.

Arthur Andersen LLP has served as Iomega's independent auditors since Iomega's inception in 1980. If ratification of this selection of auditors is not approved by a majority of shares voting on the matter, the Board of Directors will reconsider its selection of Arthur Andersen LLP.

Representatives of Arthur Andersen LLP are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

Below are descriptions relating to the audit and non-audit services performed by Arthur Andersen LLP during 2000 and the fees associated with such services.

Audit Fees

The aggregate fees billed by Arthur Andersen LLP for services relating to auditing our financial statements and reviewing our financial statements during 2000 were approximately $845,000.

Financial Information Systems Design and Implementation Fees

The aggregate fees billed by Arthur Andersen LLP for services relating to information technology, such as financial information systems design and implementation, during 2000 were approximately $25,000.

Other Fees

The aggregate fees billed by Arthur Andersen LLP for non-audit and non-information technology services during 2000 were approximately $1,804,000.

The Audit Committee meets at least twice a year with Arthur Andersen LLP and reviews both audit and non-audit services performed by Arthur Andersen LLP as well as fees charged by Arthur Andersen LLP for such services. The Audit Committee also reviews the annual audit plan and the results of the annual audit. Non-audit services are reviewed by the Audit Committee, which considers, among other things, the anticipated effect, if any, the performance of such services would have on the auditors' independence.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors has reviewed and discussed Iomega's audited financial statements for fiscal 2000 with Iomega's management. The Audit Committee has discussed with Arthur Andersen LLP, Iomega's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from Arthur Andersen required by Independence Standards Board Standard No. 1 and has discussed with Arthur Andersen its independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Iomega's Annual Report on Form 10-K for the year ended December 31, 2000.

                                              Robert P. Berkowitz (Chairman)
                                              Jonathan S. Huberman
                                              John E. Nolan
                                              James E. Sierk

ADDITIONAL INFORMATION

Solicitation Expenses

Iomega will bear all costs of the solicitation of proxies on behalf of the Board of Directors. In addition to solicitations by mail, Iomega's directors, officers and employees, without additional pay, may solicit proxies by telephone or personal meetings. Iomega has retained Georgeson Shareholder Communications to assist in the solicitation of proxies, at a cost of approximately $10,000, plus reimbursement of reasonable expenses. Iomega reserves the right to retain other outside agencies for the purpose of soliciting proxies. Iomega will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, Iomega will reimburse them for their out-of-pocket expenses in this regard.

Director Nominations

The Nominating and Governance Committee will consider nominees recommended by shareholders. Shareholders who wish to recommend nominees for director should submit such recommendations to the Secretary of Iomega, at Iomega's principal offices.

Shareholder Proposals for 2002 Annual Meeting

Any proposal that a shareholder wishes to be considered for inclusion in Iomega's proxy statement and proxy card for the 2002 Annual Meeting of Shareholders must be received by Iomega's Secretary at our principal offices not later than November  , 2001.

Advance Notice Procedures

Iomega's bylaws require shareholders to give advance notice of any shareholder nominations of directors and of any other matter shareholders wish to present for action at an annual meeting of shareholders (other than matters to be included in our proxy statement, which are discussed in the previous paragraph). The required notice must be given within a prescribed time frame, which is generally calculated by reference to the date of the most recent annual meeting. Assuming that Iomega's 2002 Annual Meeting of Shareholders is held after March 29, 2002 and before June 29, 2002 (as we currently anticipate), the bylaws would require notice to be provided to Iomega's Secretary at Iomega's principal offices no earlier than

February 1, 2002 and no later than February 21, 2002. If a shareholder fails to provide timely notice of a proposal to be presented at the 2002 Annual Meeting, the proxies designated by the Board of Directors of Iomega will have discretionary authority to vote on any such proposal which may come before the meeting.

                      By order of the Board of Directors,

                      Richard M. Marsh
                       Acting General Counsel and Secretary

ANNEX I

AUDIT COMMITTEE CHARTER

I.  Introduction/Purpose

The Audit Committee shall assist the Board of Directors in fulfilling the Board's responsibilities to shareholders concerning the Company's accounting and reporting practices.

The functions of the Audit Committee are intended to promote:

  •
  adequate and effective controls and policies to protect the integrity of the Company's financial reporting; and

  •
  books and records that, in reasonable detail, accurately and fairly reflect the Company's financial transactions and the disposition of its assets.

The Audit Committee shall facilitate open communication between the Audit Committee, board of directors, outside auditors, internal auditors, and management. The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company's management, the internal auditors and the outside auditor, in accordance with its business judgment.

II.  Membership

  A.
  Number.  The Audit Committee shall consist of at least three independent, financially literate members of the board of directors meeting the requirements set forth in Sections II.B. and II.C. below.

  B.
  Independence.  A director is independent if he or she has no relationship to the Company that may interfere with the exercise of his or her independence from management and the Company, and if service by the director is not excluded by the following restrictions. A director may not serve on the Audit Committee:

  1.
  until three years following the termination of his or her employment by the Company or any affiliate of the Company. If the employment relationship was with a former parent or predecessor of the Company, the director may not serve on the Audit Committee until three years after the termination of the relationship between the Company and the former parent or predecessor;

  2.
  until three years after the termination of any employment of a member of his or her immediate family as an executive officer of the Company;

  3.
  if he or she is employed as an executive of an entity other than the Company having a compensation committee which includes any of the Company's executives; and

  4.
  if he or she has or had a direct business relationship with the Company (e.g. a consultant), or if he or she is or was a partner, controlling shareholder, or executive officer of an organization that has a business relationship with the Company, unless the Company's board of directors determines in its business judgment that the relationship does not interfere with the director's exercise of independent judgment. Such a determination need not be made by Company's board in order to permit service on the Audit Committee after three years following the termination of (as applicable): (i) the relationship between the related organization and the Company; (ii) the director's status as partner, controlling shareholder or executive officer of a related organization; or (iii) the business relationship between the director and the Company. A "Business relationship" may include commercial, industrial, banking, consulting, legal, accounting and other relationships.

      Under exceptional and limited circumstances, one director who is not a Company employee, or who is an immediate family member of a former executive officer of the Company or its affiliates but who is not considered independent under these standards due to a three-year restriction period, may serve on the Audit Committee if the board of directors determines in its business judgment that the director's membership on the Audit Committee is required by the best interests of the Company and its shareholders, and the Company discloses in the next annual proxy statement after such determination the nature of the relationship and the reasons for the determination.

  C.
  Financial Literacy.  Each member of the Audit Committee must be financially literate, as such qualification is interpreted by the Company's board of directors in their business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. One member of the Audit Committee must have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment.

  D.
  Definitions.

  1.
  "Affiliate" includes a subsidiary, sibling company, predecessor, parent company or former parent company.

  2.
  "Immediate family" includes a person's spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons and daughter-in-law, brothers and sisters-in-law and anyone (other than employees) who shares such person's home.

  3.
  "Officer" has the meaning specified in Rule 16a-l(f) under the Securities Exchange Act of 1934, or any successor rule.

  E.
  Chairman.  Unless a Chairman is elected by the board of directors, the Audit Committee shall elect a Chairman by majority vote.

  F.
  Transition Provisions.  Notwithstanding the foregoing provisions of this Section II, prior to June 14, 2001, the Audit Committee may consist of at least two members who meet the following criteria:

  1.
  Each is independent of management and operating executives.

  2.
  No member shall have any significant business, financial or other relationships with the Company (excluding stock ownership) that may interfere with his or her execution of independence from management and the corporation.

  3.
  Each is familiar with financial reporting and reports based on generally accepted accounting principles.

  4.
  Each possesses appropriate operational or managerial experience.

      In addition, notwithstanding the foregoing provisions of this Section II, any Audit Committee member who, as of December 14, 1999, was fully qualified pursuant to the NYSE's previous audit committee rule, but is not qualified pursuant to current Section 303 of the NYSE Listed Company Manual, is eligible to serve on the Audit Committee until he is next subject to reelection to the Board of Directors after December 14, 1999.

III.  Responsibilities of the Audit Committee

The responsibilities set forth herein do not reflect or create any duty or obligation of the Audit Committee to plan, conduct, oversee or determine the appropriate scope of any audit, or to determine that the Company's financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law. In exercising its business judgment, the Audit Committee may rely on the information and advice provided by the Company's management and/or its outside auditor.

  A.
  The Audit Committee shall review and reassess the adequacy of this charter, and shall present this charter to the board of directors for approval, at least annually.

  B.
  The outside auditor shall be accountable to the Audit Committee and the board of directors, which together shall have the ultimate authority and responsibility to nominate the outside auditor to be proposed for shareholder approval in any proxy statement, and to select, evaluate, and (where appropriate) replace the outside auditor. In connection with the selection of the Company's outside auditor, the Audit Committee shall:

  1.
  Review the firm's qualifications and the experience of its professional staff.

  2.
  Review the auditor's independence, efficiency and compatibility with management.

  3.
  Monitor and approve fees.

  4.
  Review the performance of the auditors.

  C.
  The Audit Committee shall review all non-audit services provided by the Company's outside auditor, including tax preparation and management advisory services, to assess whether such services impair the independence of the independent auditors and to supervise the scope and charges for such services. The Audit Committee shall ensure that they receive from the outside auditor annually a formal written statement delineating all relationships between the auditor and the Company. This report will be circulated to all members of the Board of Directors. The Audit Committee shall engage in an active dialogue with the outside auditor concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor. The Audit Committee shall take, or recommend that the full board of directors take, appropriate action in response to the written statement and dialogue to satisfy itself of the outside auditor's independence.

  D.
  The Audit Committee shall discuss with the outside auditor the overall plan and scope of the annual audit. This may include, as deemed appropriate:

  1.
  The Company's financial reporting requirements and schedule.

  2.
  Relationship between internal accounting controls and audit scope.

  3.
  Compliance with generally accepted accounting principles, applied on a consistent basis with prior periods.

  4.
  Changes in the Company's organization or operations which affect the scope of the audit.

  5.
  Extent to which non-partner professional personnel are used.

  6.
  Potential problems which may result in an opinion by the auditors that is not unqualified.

  7.
  Accounting principles for new transactions and auditor's evaluation.

  E.
  The Audit Committee shall review and discuss with the Company's management the Company's audited financial statements.

  F.
  The Audit Committee shall discuss with the outside auditor the matters about which Statement on Auditing Standards No. 61 requires discussion.

  G.
  Based upon its discharge of its responsibilities pursuant to Sections III.C. through III.F. and any other information, discussion or communication that the Audit Committee in its business judgment deems relevant, the Audit Committee shall consider whether they shall recommend to the board of directors that the Company's audited financial statements be included in the Company's annual reports on Form 10-K.

  H.
  The Audit Committee shall discuss with management its program of accounting policies and internal controls and management's proposals concerning correction of any weakness which may be discovered by internal or external auditors. The Audit Committee shall review the internal auditor's and outside auditor's control recommendations and management's plan to correct deficiencies in the controls.

  I.
  The Audit Committee shall prepare for inclusion where necessary in a proxy or information statement of the Company relating to an annual meeting of security holders at which directors are to be elected (or special meeting or written consents in lieu of such meeting), the report described in Item 306 of Regulation S-K.

  J.
  The Audit Committee shall annually inform the outside auditor, the Chief Financial Officer, the Controller and the Director of Internal Audit that they should promptly contact the Audit Committee or its Chairman about any significant issue or disagreement concerning the Company's accounting practices or financial statements that is not resolved to their satisfaction. Where such communications are made to the Chairman, he or she shall confer with the outside auditor concerning any such communications, and shall notify the other members of the Audit Committee of any communications which the outside auditor or the Chairman in the exercise of his or her business judgment believes should be considered by the Audit Committee prior to its next scheduled meeting.

  K.
  The Audit Committee shall direct the outside auditor to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information, and to discuss promptly with the Chairman of the Audit Committee and the Chief Financial Officer any matters identified in connection with the auditor's review of interim financial information which are required to be discussed by Statement on Auditing Standards No. 61. The Chairman of the Audit Committee shall discuss any such matters with the outside auditor, and shall notify the other members of the Audit Committee of any discussions which the outside auditor or the Chairman in the exercise of his or her business judgment believes should be considered by the Audit Committee.

  L.
  The Audit Committee shall direct management to advise the Audit Committee in the event that the Company proposes to disclose or file interim financial information prior to completion of review by the outside auditor.

  M.
  The Audit Committee shall, after each change in the composition of the Audit Committee, and otherwise annually, request that the board of directors instruct the Company to prepare and provide to the Exchange written confirmation of: (i) any determination by the board of directors concerning the independence of the Audit Committee members; (ii) the financial literacy of the Audit Committee members; (iii) the determination by the board of directors that at least one member of the Audit Committee has accounting or related management experience; and (iv) the Audit Committee's annual review of this Charter.

  N.
  The Audit Committee shall select the Company's director of internal audit and review and approve the Internal Audit annual audit plan, budget and staffing.

IV.  Procedures

  A.
  The Audit Committee shall establish its own schedules for meetings and specific requirements for management reporting to the Audit Committee.

  B.
  The Audit Committee shall make a report to the full Board at each regularly scheduled Board meeting.

  C.
  Members of the Audit Committee shall be entitled to receive reimbursement for any travel expenses incurred on behalf of the Company and to a fee for attendance at meetings of the Audit Committee.

  D.
  The Audit Committee shall meet periodically with the Company's independent outside auditors, Chief Financial Officer, Corporate Controller, General Counsel, Chief Executive Officer and Treasurer. The Audit Committee shall meet privately at least once per year with: (i) the outside auditor; (ii) the Chief Financial Officer; (iii) the Controller; and (iv) the Director of Internal Audit.

  E.
  In fulfilling its responsibilities, the Audit Committee shall have direct and unrestricted access to all employees (management and non-management), records, agreements, facilities and activities of the Company, the Company's independent auditors and the Company's internal auditors.

  F.
  Management of the Company shall direct all employees to cooperate as requested by the members of the Audit Committee.

PROXY	IOMEGA CORPORATION	PROXY

Proxy for the Annual Meeting of Shareholders to be held on May 2, 2001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF IOMEGA

The undersigned, revoking all prior proxies, hereby appoint(s) Bruce R. Albertson, Philip G. Husby and Richard M. Marsh, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of common stock of Iomega Corporation that the undersigned would be entitled to vote if personally present at Iomega's 2001 Annual Meeting of Shareholders to be held at the Ogden Eccles Conference Center located at 2415 Washington Boulevard, Ogden, Utah 84401 on Wednesday, May 2, 2001 at 10:00 a.m., local time, and at any adjournment thereof.

(Continued And To Be Signed On The Other Side)

A	/x/	Please mark your vote as in this example.
1.	To approve amendments to Iomega's Certificate of Incorporation and By-Laws eliminating Iomega's classified Board of Directors.	FOR / /	AGAINST / /	ABSTAIN / /	3.	To ratify the selection of Arthur Andersen LLP as Iomega's independent auditors for the current year.	FOR / /	AGAINST / /	ABSTAIN / /
		FOR all nominees	WITHHOLD AUTHORITY to vote for all nominees
2.
	To elect the three Class I Directors listed at right as Class I Nominees, or in the event the amendments to Iomega's Certificate of Incorporation and By-Laws are approved (Item 1 above), to elect the nine directors listed at right as directors (except as marked below):	/ /	/ /	Class I Nominees: DAVID J. DUNN WERNER T. HEID JAMES E. SIERK Continuing Directors: BRUCE R. ALBERTSON ROBERT P. BERKOWITZ JONATHAN HUBERMAN JOHN R. MYERS JOHN E. NOLAN JOHN M. SEIDL
/ / FOR all nominees except the following: (to withhold authority to vote for one or more nominees, write the nominee's names below):

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment of the meeting.
This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s). If no direction is given, this proxy will be voted FOR Proposals 1, 2 and 3. Attendance of the undersigned at the meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or affirmatively indicate the intent to vote in person.
SIGNATURE	DATE	, 2001	SIGNATURE		DATE	, 2001

IF HELD JOINTLY
NOTE:	Please sign exactly as name appears on this card. When shares are held by joint owners, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, please sign by authorized person.
/ /
Please check the box at the left if you plan on attending the Annual Meeting to be held at the Ogden Eccles Conference Center located at 2415 Washington Boulevard, Ogden, Utah 84401 on Wednesday, May 2, 2001 at 10:00 am, local time.

QuickLinks

TABLE OF CONTENTS
PLANNING TO ATTEND THE MEETING?
PROXY STATEMENT — 2001 ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION ABOUT THE MEETING
ITEM ONE — AMENDMENT TO CERTIFICATE OF INCORPORATION AND BY-LAWS ELIMINATING THE CLASSIFIED BOARD OF DIRECTORS
ITEM TWO — ELECTION OF DIRECTORS
NOMINEES FOR CLASS I DIRECTORS
CLASS II DIRECTORS
CLASS III DIRECTORS
STOCK OWNERSHIP INFORMATION
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregate Option Exercise in Last Fiscal Year and Fiscal Year End Option Values
STOCK PERFORMANCE GRAPH
MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
TEN-YEAR OPTION REPRICINGS
ITEM THREE — RATIFICATION OF SELECTION OF AUDITORS
ADDITIONAL INFORMATION
ANNEX I AUDIT COMMITTEE CHARTER